Exhibit 10.1

Execution Version

SEPARATION AGREEMENT

Agreement made this 5th day of February, 2014 (hereinafter referred to as the “Agreement”), between Herb Ruetsch (“Ruetsch”) and Fairway Group Holdings Corp. (the “Company”).

W I T N E S S E T H :

WHEREAS, Ruetsch has been employed with the Company and its subsidiaries (collectively, the “Fairway Group”), most recently as chief executive officer, pursuant to an Amended and Restated Junior Partner Employment Agreement, made as of January 1, 2011, between the Company and Ruetsch (the “Employment Agreement”);

WHEREAS, the Company and Ruetsch are parties to (i) a Letter Agreement, dated as of March 18, 2013 (the “Lockup Agreement”), (ii) a Stock Option Agreement, dated as of April 16, 2013 (the “Option Agreement”), (iii) a Stock Option Agreement, dated as of April 16, 2013 (the “Premium Option Agreement”), and (iv) a Restricted Stock Unit Agreement, dated as of April 22, 2013 (the “RSU Agreement”); and

WHEREAS, the Company and Ruetsch now mutually desire to end the employment relationship but to retain Ruetsch as a consultant to the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, promises and obligations herein contained, the parties hereto agree as follows:

1.                                      The parties agree that Ruetsch’s employment with the Fairway Group will cease on the date hereof (the “Termination Date”) and that as of the Termination Date Ruetsch is no longer an employee, officer or director of the Company or any other member of the Fairway Group.  The parties also agree that the Employment Agreement is no longer of any force or effect; provided, however, that Sections 9, 10, 11, 12 and 21 of the Employment Agreement shall survive the termination of the Employment Agreement and remain in full force and effect, except that the Non-Competition Period (as such term is defined in the Employment Agreement) shall extend through February 5, 2016 as long as the Company is making all payments required to be made hereunder.

2.                                      The Company agrees to pay Ruetsch a separation payment in an amount of $675,000, which is equal to his current annual base salary for a period of eighteen months, less lawful deductions.  The separation payment will be payable to Ruetsch in equal installments, on the Company’s regular pay days, for the eighteen month period beginning on the Termination Date.  Notwithstanding the foregoing, payment of the separation payments will begin on the pay date coincident with or next following the date that is six months after the Termination Date or Ruetsch’s earlier death, and the amount of the initial payment will include a catch-up payment equal to the aggregate amount that would have been paid from the Termination Date to the initial payment date if such payments had not been delayed.

For the avoidance of doubt, Ruetsch will not be entitled to (i) any further payments under Section 3 of the Employment Agreement or (ii) any car or food allowance.

If Ruetsch elects COBRA coverage, Ruetsch will be responsible for paying his COBRA continuation health coverage premiums.

3.                                      Ruetsch agrees that from the Termination Date through February 5, 2016 he will provide such consulting and advisory services to the Fairway Group with respect to corporate strategy, merchandising and the customer experience as the executive chairman, chief executive officer or president of the Company may reasonably request.  The Company and Ruetsch intend that, during the consulting period, the level of Ruetsch’s services that will be performed will be less than 30% of the average level of services performed by him as an employee during the preceding 36 months and that, for purposes of determining whether there has been a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), the threshold level shall be 50% of such average level of prior services.

As compensation for the consulting services to be rendered by Ruetsch hereunder, the Company agrees to pay, or cause to be paid, to Ruetsch, and Ruetsch agrees to accept, a consulting fee at the rate of $125,000 per year.  Such fee shall be paid in twelve equal installments on the last day of each month, commencing with the month ending February 28, 2014.

The Company shall pay or reimburse Ruetsch, upon presentment of suitable vouchers, for all reasonable out-of-pocket business and travel expenses which may be incurred or paid by Ruetsch in connection with the performance of his duties hereunder in accordance with Company policy, provided that any expenses (individually or on a monthly basis in the aggregate) in excess of $1,000 shall require prior written approval of the chief executive officer or the chief financial officer of the Company.  Ruetsch shall submit reimbursement requests within ten days following the end of each month.  Ruetsch shall comply with such restrictions and shall keep such records as the Company may reasonably deem necessary to meet the requirements of the Code and regulations promulgated thereunder.

Ruetsch in the performance of his consulting services shall be deemed an independent contractor and not an employee of the Fairway Group.  Ruetsch shall have no right or authority to assume or create any obligations on behalf of the Fairway Group or to make any representations on its behalf, except with the prior written consent of the chief executive officer, president or chief financial officer of the Company.  Without limiting the generality of the foregoing, the Company will not furnish Ruetsch with vacation pay, sick leave, retirement benefits, social security, worker’s compensation, unemployment benefits or any other employee benefits.  Ruetsch shall have no right to participate in or receive any benefit or right offered to employees of the Company under any employee benefit plan, including without limitation, medical, health and accident insurance, sick leave and vacation (except with respect to continuation medical coverage as allowed under COBRA).  Ruetsch acknowledges that the Company shall not withhold or pay taxes on any amounts paid to him pursuant to this Section 3 and that Ruetsch is responsible for all tax withholding, social security, unemployment insurance and other similar payments.  Ruetsch agrees to defend, indemnify and hold the Fairway Group harmless from any and all costs, expenses, damages, losses, claims, actions, liabilities and reasonable attorneys’ fees and costs which are caused by, arise out of or are the result of the failure of Ruetsch to pay any taxes due in respect of payments made to him pursuant to this Section 3.

The Company’s obligations under this Section 3 will terminate automatically upon the earliest to occur of (i) Ruetsch’s death, (ii) the date on which Ruetsch provides written notice to the Company of his termination of his consulting and advisory services pursuant to Section 3 of this Agreement, or (iii) the failure of Ruetsch, as determined by the Company, to satisfactorily perform his duties hereunder; provided that the Company shall have given Ruetsch written notice at least thirty (30) days prior to such termination and such failure shall not have been cured within such thirty (30) day period.  If Ruetsch’s consulting services hereunder are terminated pursuant to this paragraph, the Company shall no longer be obligated to make any payments to Ruetsch pursuant to this Section 3.

4.                                      Ruetsch acknowledges that the options to purchase the Company’s Class A common stock, $0.00001 par value (the “Class A Common Stock”), granted to him pursuant to the Option Agreement and the Premium Option Agreement have not vested and therefore such options shall terminate and be forfeited effective as of the Termination Date in accordance with the terms of the Option Agreement and the Premium Option Agreement.

5.                                      Ruetsch acknowledges that 115,000 of the restricted stock units (“RSUs”) granted to him pursuant to the RSU Agreement will become vested immediately on the day following the Revocation Expiration Date (as defined in Section 13 below) if Ruetsch has not revoked his release granted pursuant to Section 13, and that shares of Class A Common Stock will, subject to his compliance with the last sentence of this paragraph, be delivered to him in settlement of such RSUs within five (5) business days following the Revocation Expiration Date (the shares of Class A Common Stock delivered to Ruetsch in settlement of the RSUs being referred to as the “RSU Shares”).  Ruetsch shall, prior to the Revocation Expiration Date, specify in writing to the Company the brokerage account to which the RSU Shares are to be delivered.  Ruetsch acknowledges that the remaining 67,404 RSUs granted under the RSU Agreement have not vested and therefore will be forfeited effective as of the Termination Date.  Pursuant to Section 6 of the RSU Agreement, Ruetsch acknowledges that he is obligated to pay or make adequate arrangements satisfactory to the Company for the payment of all applicable tax withholding obligations prior to delivery of the RSU Shares.

The Company and Ruetsch hereby agree that the Lockup Agreement is terminated effective on the Revocation Expiration Date.  Ruetsch hereby agrees that with respect to the RSU Shares and the 207,203 shares of Class A Common Stock he owns on the date hereof

(the “Pre-IPO Shares” and together with the RSU Shares the “Ruetsch Shares”) he will not offer, sell, contract to sell, pledge, transfer (including by gift) or otherwise dispose of, directly or indirectly, any of the Ruetsch Shares or securities convertible into or exchangeable or exercisable for any Ruetsch Shares, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Ruetsch Shares, whether any such aforementioned transaction is to be settled by delivery of the Ruetsch Shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, except as follows: (a) Ruetsch may sell that number of RSU Shares such that the net proceeds thereof are sufficient to pay Ruetsch’s federal, state and local income taxes in respect of the vesting and issuance of the RSU Shares (the RSU Shares being sold pursuant to this clause (a) being referred to as the “Tax Shares”), (b) at any time during the period ending February 5, 2015, Ruetsch may sell up to an aggregate of 158,601 Ruetsch Shares (including Tax Shares), provided that no more than 79,300 Ruetsch Shares (including Tax Shares) may be sold during the period ending August 5, 2014; and (c) after February 5, 2015, Ruetsch may not sell more than 79,300 Ruetsch Shares in any three consecutive month period.  Ruetsch shall provide written notice to the Company of each sale of Ruetsch Shares within five business days after such sale.

Ruetsch acknowledges that applicable federal securities laws prohibit his sale of shares of the Company’s Common Stock (including RSU Shares) at any time when he is in possession of material non-public information, and that it is his obligation to insure that he is not in possession of such information at the time of any such sale.

6.                                      Ruetsch understands that, as of the Termination Date, he is no longer an employee of the Fairway Group, and that he is no longer entitled to participate in any employee benefit, discount or incentive plan maintained by the Fairway Group, including any medical, life or other insurance plan (except as allowed under COBRA with respect to continuation medical coverage).  In addition, as of the Termination Date, Ruetsch shall not hold himself out as being associated with the Fairway Group or any of its respective affiliates.

7.                                      As a fundamental condition of this Agreement and the payments provided for herein, Ruetsch shall comply fully with all of his obligations under Sections 9, 10 and 11 of the Employment Agreement (as modified by Section 1 above).  In addition, as a fundamental condition of this Agreement and the payments provided for herein, Ruetsch agrees not to directly or indirectly influence or attempt to influence any potential or current supplier, service provider, lender, investor or other person or entity with whom the Fairway Group does business or may engage to do business to modify, terminate or change the course of dealing or any written or verbal agreement that the Fairway Group has with such person or entity or take other action that would adversely impact the Fairway Group’s relationship with its suppliers, lenders or service providers.

8.                                      Ruetsch represents that as of the Termination Date, he has returned all property of the Fairway Group, including but not limited to, any computers, VPN equipment, software, telephones, documents, books, records (whether in electronic format or hard copy), reports, files, correspondence, notebooks, manuals, notes, specifications, mailing lists, credit cards, access cards, identification cards, key fobs, keys and other data and/or materials in his possession or control.  Ruetsch represents that from and after the Termination Date, he will not use the “fairwaycfo@hotmail.com” email address.

9.             Ruetsch, for himself and for the executors and administrators of his estate, his heirs, successors and assigns, hereby releases and forever discharges each member of the Fairway Group, its current and former subsidiaries and affiliates (including without limitation Sterling Investment Partners and its affiliated investment funds (collectively, “Sterling”)), and all of their respective officers, directors, managers, members, stockholders, employees, agents, attorneys, insurers and the respective executors, administrators, heirs, successors and assigns of the foregoing (collectively, the “Released Parties”), from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against any Released Party Ruetsch ever had, now has or hereafter can, shall or may have for, upon, or by reason of, any matter, cause or thing whatsoever from the beginning of the world to the date hereof including, but not limited to, any matter relating to or arising out of the employment of Ruetsch or the termination thereof under any contract, tort, federal, state or local fair employment practices or civil rights law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Act, the New York City Human Rights Act, and the New

Jersey Law Against Discrimination, or any claim for physical or emotional distress or injuries, invasion of privacy, defamation, claims relating to severance pay, wages, sick leave, vacation pay, life insurance, medical insurance, disability, any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan, or program or any other benefit of employment, or any other duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing, implied contract of permanent employment or the tortious or willful discharge of employment.  The parties also agree that this Agreement does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the ADEA, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the ADEA.  In the event the Equal Employment Opportunity Commission commences a proceeding against the Fairway Group in which Ruetsch is a named party, Ruetsch agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Ruetsch.  The parties also agree that nothing in the provisions of this Section 9 is intended to limit their rights under and concerning enforcement of this Agreement.  Ruetsch acknowledges and agrees that by virtue of this release he has waived all relief available to him (including without limitation, monetary damages, equitable relief and reinstatement) under all of the claims and/or causes of action waived in this Section 9.

10.          Ruetsch confirms that no claim, charge or complaint against any of the Released Parties brought by him exists before any federal, state, or local court or administrative agency.  Ruetsch represents and warrants that he has no knowledge of any improper or illegal actions or omissions by Fairway Group, nor does he know of any basis on which any third party or governmental entity could reasonably assert such a claim.  This expressly includes any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002.

11.          The Company agrees to indemnify and hold Ruetsch harmless to the fullest extent provided by the Company’s second amended and restated certificate of incorporation and amended and restated by-laws arising out of any proceeding by reason of the fact that he was serving as a director or officer of any member of the Fairway Group.

12.          Ruetsch shall not make any statements, either directly or through other persons or entities, which are disparaging to the Fairway Group or any of its affiliates (including without limitation Sterling), management, officers, directors, employees, agents, services, products, operations, prospects or other matters relating to the Fairway Group’s businesses.  In that regard, Ruetsch shall not make or encourage others to make any statement or release any information that is intended to, or reasonably could be foreseen to, embarrass or criticize the Fairway Group or its affiliates, employees, managers, directors, officers, members or shareholders, individually or as a group.  The Fairway Group, through its officers and directors, shall not make any statements, either directly or through other persons or entities, which are disparaging to Ruetsch.

13.          Ruetsch hereby agrees that, in the event his testimony, services or time are required in the future to assist the Fairway Group in handling any legal matter, prosecuting or defending against litigation or to pursue or defend against a disputed claim or charge of any type, he will make himself reasonably available to work with Fairway Group’s attorneys and representatives, to prepare for and provide deposition and/or trial testimony and to take whatever other steps are reasonably necessary to assist in the handling of such legal matters and prosecution/defense of such claims.

14.          Ruetsch agrees that in the event he violates any provision of this Agreement, the Company shall have the right to (i) cease making all payments due pursuant to Section 2 and (ii) terminate Ruetsch’s consulting services provided for in Section 3; provided that the Company shall have given Ruetsch written notice at least thirty (30) days prior to taking any such action and such violation shall not have been cured within such thirty (30) day period.

15.          The Company has advised Ruetsch to consult with an attorney prior to executing this Agreement.  By executing this Agreement, Ruetsch acknowledges that (a) he has been provided an opportunity to consult with an attorney or other advisor of his choice and, in fact, has been represented by Eiseman Levine Lehrhaupt & Kakoyiannis P.C. regarding the terms of this Agreement, (b) this is a final offer and Ruetsch has been given twenty-one (21) days in which to consider whether he wishes to enter into this Agreement, (c) Ruetsch has elected to enter this Agreement knowingly and voluntarily and (d) if he does so within fewer than twenty-one (21) days from receipt of the final document he has knowingly and voluntarily waived the remaining time.  The Company reserves the right to change or revoke this Agreement prior to Ruetsch’s execution hereof.  This Agreement shall be fully effective and binding upon all parties hereto immediately following execution of this Agreement, except that the Company’s obligations under Sections 2, 3 and 5 and Ruetsch’s release of claims under the ADEA shall be fully effective and binding upon all parties hereto seven (7) days following execution of this Agreement (the “Revocation Expiration Date”), unless, prior to the Revocation Expiration Date, Ruetsch has notified the Company in writing that he is revoking his release of ADEA claims.

16.          The Company shall pay or reimburse Ruetsch, upon presentment of suitable documentation, the attorney’s fees and costs incurred by Ruetsch in connection with the negotiation and drafting of this Agreement and counseling related thereto, up to a maximum of $15,000.

17.          For purposes of determining when payments or benefits are required to be made or begin under this Agreement, the term “termination of employment” and terms of like import shall be deemed to mean “separation from service” within the meaning of such term under Section 409A of the Code.  Each payment required to be made to Ruetsch under this Agreement shall be treated as a separate payment for the purposes of Section 409A.  Because Ruetsch is a “specified employee” for purposes of Section 409A, any payment under this Agreement that is subject to Section 409A shall not be made earlier than six months after the Termination Date, at which time Ruetsch shall receive a catch-up payment of the amounts that otherwise would have been paid in the absence of such six-month delay (provided that if Ruetsch dies after the Termination Date but before any delayed payment has been made, the payments that were or could have been delayed will be paid to Ruetsch’s estate without regard to such six-month delay).  The preceding sentence will apply notwithstanding any other provisions in this Agreement that permit or require payment at an earlier time.  All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Ruetsch’s lifetime or during a shorter period of time applicable thereto, or (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another payment or benefit.  Ruetsch shall be solely responsible for any tax, penalty or interest that may be imposed by or as a result of a failure to comply with Section 409A of the Code; and Fairway Group shall have no liability or responsibility (direct or indirect) with respect to any such tax, penalty or interest tax, interest or other penalty.

18.          Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Ruetsch at:	Herb Ruetsch
51 Barkers Mill Rd.
Hackettstown, NJ 07840

With a copy to:	Wayne Lehrhaupt, Esq.
Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.
805 Third Avenue
New York, New York 10022

To the Company at:	Fairway Group Holdings Corp.
2284 12th Avenue
New York, New York 10027
Attn.: President

With a copy to:	Roy L. Goldman, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103

or at such other address as may be indicated in writing by any party to the other parties in the manner provided herein for giving notice.

19.          In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  This Agreement will survive the termination of any arrangements contained herein and is binding on and will inure to the benefit of each of the parties and their respective affiliates, heirs, executors, administrators, successors and assigns.

20.          This Agreement shall be governed by the substantive laws of the State of New York, without giving effect to any principles of conflicts of law.

21.          Each of the parties agrees to do and perform or cause to be done and performed all further acts and shall execute and deliver all other documents necessary on its part to carry out the intent and accomplish the purposes of this Agreement and the transaction contemplated hereby.

22.          The parties agree that all claims between them (other than those seeking specific performance or other equitable relief) resulting from this Agreement shall be settled by arbitration as set forth in Section 21 of the Employment Agreement.

23.          This Agreement sets forth the entire agreement between the parties hereto concerning the subject matter hereof and may not be changed without the written consent of each of the parties.

24.          This Agreement may be executed and transmitted by facsimile, pdf or other form of electronic transmission in two or more counterparts, which together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date first written above.

Fairway Group Holdings Corp.

By:	/s/ Edward C. Arditte
Name: Edward C. Arditte
Title: Co-President and Chief Financial Officer

/s/ Herb Ruetsch
Herb Ruetsch

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